June 14, 1996


Gum Tech International, Inc.
4205 North Seventh Avenue, Suite 300
Phoenix, AZ 85013

         Re:      Opinion and Consent
                  Gum Tech International, Inc. Stock Option Plan

Gentlemen:

     We have assisted in the preparation and filing by Gum Tech International, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, relating to 1,500,000 shares of no par value Common Stock (the "Option Shares"), of the Company issuable upon exercise of options granted under the Gum Tech International, Inc. Stock Option Plan (the "Plan").

     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing we are of the opinion that the Option Shares have been duly authorized and reserved for issuance and such Option Shares, when issued in accordance with the terms of the Plan against payment therefor, will be duly and validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sales of securities.

     We consent to the filing of a copy of this option in the Registration Statement and the use of our opinion in connection therewith.

                                              Very truly yours,

                                              /S/  GARY A. AGRON
                                             -------------------
                                              Gary A. Agron